                                                                     Exhibit 2.2

                        RADIO STATIONS KSGS-AM, KMJZ-FM
                             Minneapolis, Minnesota

                            ASSET PURCHASE AGREEMENT

                                 by and between

                  ROY H. PARK BROADCASTING OF MINNESOTA, INC.
       AND ROY H. PARK BROADCASTING OF THE LAKE COUNTRY, INC. ("Sellers")

                                      and

                    NATIONWIDE COMMUNICATIONS INC. ("Buyer")














                                                       Date:  February ___, 1996

                               TABLE OF CONTENTS
                               -----------------


                                                               PAGE
                                                               ----

SECTION 1.    DEFINITIONS ......................................  1
     1.1      "Accounts Receivable" ............................  1
     1.2      "Assets" .........................................  1
     1.3      "Assumed Contracts" ..............................  1
     1.4      "Buyer's Knowledge" ..............................  2
     1.5      "Claimant" .......................................  2
     1.6      "Closing" ........................................  2
     1.7      "Closing Date" ...................................  2
     1.8      "Consents" .......................................  2
     1.9      "Contracts" ......................................  2
     1.10     "Disclosure Schedules" ...........................  2
     1.11     "Effective Time" .................................  2
     1.12     "Escrow Deposit" .................................  2
     1.13     "FCC" ............................................  2
     1.14     "FCC Consent" ....................................  3
     1.15     "FCC Licenses" ...................................  3
     1.16     "Final Order" ....................................  3
     1.17     "HSR Act" ........................................  3
     1.18     "Indemnitor" .....................................  3
     1.19     "Intangibles" ....................................  3
     1.20     "Leased Real Property" ...........................  3
     1.21     "Licenses" .......................................  3
     1.22     "Lien" ...........................................  3
     1.23     "Permitted Liens" ................................  4
     1.24     "Personal Property" ..............................  4
     1.25     "Purchase Price" .................................  4
     1.26     "Real Property" ..................................  4
     1.27     "Required Consents" ..............................  4
     1.28     "Sellers' Knowledge" .............................  4
     1.29     "Stations" .......................................  4

SECTION 2.    SALE AND PURCHASE OF ASSETS AND OTHER
              CONSIDERATION ....................................  4
     2.1      Agreement to Sell and Buy ........................  4
     2.2      Excluded Assets ..................................  5
     2.3      Purchase Price ...................................  5
     2.4      Allocation of Purchase Price .....................  5
     2.5      Payment of Purchase Price ........................  6
     2.6      Assumption of Liabilities and Obligations ........  6


                         -----------------

                                                                  Page
                                                                  ----
SECTION 3.    REPRESENTATIONS AND WARRANTIES OF SELLERS ......... 7
     3.1      Organization, Standing, and Authority ............. 7
     3.2      Authorization and Binding Obligation .............. 7
     3.3      Absence of Conflicting Agreements
              and Required Consents ............................. 7
     3.4      Governmental Authorizations ....................... 7
     3.5      Title to Property ................................. 8
     3.6      Real Property; Leased Real Property ............... 8
     3.7      Contracts ......................................... 9
     3.8      Consents .......................................... 9
     3.9      Intangibles ....................................... 9
     3.10     Profit and Loss Statements ........................10
     3.11     Personnel .........................................10
     3.12     Claims and Legal Actions ..........................11
     3.13     Compliance with Laws ..............................11
     3.14     Environmental .....................................11
     3.15     Conduct of Business in
              Ordinary Course; Adverse Change ...................13
     3.16     Taxes. ............................................13
     3.17     Insurance .........................................13
     3.18     Full Disclosure ...................................13
     3.19     Public Inspection Files ...........................13
     3.20     No Insolvency .....................................13

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER ...........13
     4.1      Organization, Standing, and Authority .............13
     4.2      Authorization and Binding Obligation ..............14
     4.3      Absence of ConflictingAgreements
              and Required Consents .............................14
     4.4      Claims and Legal Actions ..........................14
     4.5      Qualification .....................................14
     4.6      Full Disclosure ...................................14
     4.7      Reliance ..........................................15

SECTION 5.    COVENANTS OF SELLERS ..............................15
     5.1      Pre-Closing Covenants .............................15
     5.2      Closing Covenant ..................................17
     5.3      Post-Closing Covenants ............................17

SECTION 6.    COVENANTS OF BUYER ................................18


                         -----------------

SECTION 7.    SPECIAL COVENANTS AND AGREEMENTS ..................18
     7.1      FCC Consent .......................................18
     7.2      HSR Filings .......................................18
     7.3      Adjustments and Prorations ........................18
     7.4      Risk of Loss ......................................21
     7.5      Confidentiality ...................................21
     7.6      Collection of Accounts Receivable .................22
     7.7      Covenants Not to Compete ..........................22
     7.8      Brokers ...........................................23
     7.9      Cooperation .......................................24
     7.10     Control of the Stations ...........................24
     7.11     Consultation ......................................24
     7.12     Removal of Certain Equipment ......................24

SECTION 8.    CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS ....24
     8.1      Conditions to Obligations of Buyer ................24
     8.2      Conditions to Obligations of Sellers ..............26

SECTION 9.    CLOSING AND CLOSING DELIVERIES ....................27
     9.1      Closing ...........................................27
     9.2      Deliveries by Sellers .............................27
     9.3      Deliveries by Buyer ...............................28

SECTION 10.   TERMINATION .......................................29
     10.1     Termination Rights ................................29
     10.2     Disposition of Escrow Deposit .....................29
     10.3     Liquidated Damages ................................29
     10.4     Specific Performance ..............................29
     10.5     Opportunity to Cure ...............................30

SECTION 11.   SURVIVAL OF REPRESENTATIONS AND
              WARRANTIES AND INDEMNIFICATION ....................30
     11.1     Representations and Warranties ....................30
     11.2     Indemnification by Sellers ........................30
     11.3     Indemnification by Buyer ..........................31
     11.4     Procedure for Indemnification .....................31


                         -----------------

                                                                 PAGE
                                                                 ----
SECTION 12.   MISCELLANEOUS .....................................32
     12.1     Fees and Expenses .................................32
     12.2     Notices ...........................................32
     12.3     Benefit and Binding Effect ........................33
     12.4     Further Assurances ................................33
     12.5     Governing Law .....................................34
     12.6     Headings and References ...........................34
     12.7     Gender and Number .................................34
     12.8     Entire Agreement ..................................34
     12.9     Counterparts ......................................34
     12.10    Negotiated Document ...............................34
     12.11    Attorneys' Fees ...................................34
     12.12    No Waiver .........................................35

                        RADIO STATIONS KSGS-AM, KMJZ-FM
                             Minneapolis, Minnesota

                            ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT is made as of the ______ day of February, 1996 by and between ROY H. PARK BROADCASTING OF MINNESOTA, INC. and ROY H. PARK BROADCASTING OF THE LAKE COUNTRY, INC., both Minnesota corporations with offices at 1700 Vine Center Office Tower, 333 West Vine Street, Lexington, Kentucky 40507 (individually a "Seller" and collectively, the "Sellers"), and NATIONWIDE COMMUNICATIONS INC., an Ohio corporation ("Buyer") with offices at One Nationwide Plaza, Columbus, Ohio 43216.


                                    RECITALS


          A. Seller ROY H. PARK BROADCASTING OF MINNESOTA, INC. owns and operates radio station KSGS-AM. Seller ROY H. PARK BROADCASTING OF THE LAKE COUNTRY, INC. owns and operates radio station KMJZ-FM (collectively, the "Stations"), pursuant to licenses issued by the Federal Communications Commission.

          B. Sellers desire to sell and Buyer wishes to buy all the assets used or useful in the operation of the Stations, for the price and on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, Buyer and Sellers, intending to be legally bound hereby, agree as follows:

SECTION 1. DEFINITIONS.
           -----------

           The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

          1.1 "Accounts Receivable" means all rights of Sellers to payment for: (a) the sale of advertising time by the Stations; and (b) services performed by the Stations.

          1.2 "Assets" means the assets of the Stations being sold, transferred, or otherwise conveyed to Buyer hereunder, as specified in
Section 2.1.

          1.3 "Assumed Contracts" means: (a) those Contracts listed as Assumed Contracts in Disclosure Schedule 3.7; (b) all Contracts for the sale of
                     -----------------------
time on the Stations
and all trade or barter agreements which are outstanding on the Closing Date and which comply with the provisions of Section 37; and (c) Contracts entered into between the date hereof and the Closing Date which comply with the provisions of
Section 5.1(a).

          1.4 "Buyer's Knowledge" (or words of similar import) means any actual knowledge of those persons listed on Disclosure Schedule 1.4.
                                            -----------------------

          1.5    "Claimant" means a party claiming indemnification pursuant to
Section 11.

          1.6 "Closing" means the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Section 9.

          1.7 "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 9.

          1.8 "Consents" means the consents, permits, or approvals of third parties, including governmental authorities, which relate to the day-to-day operation of the Stations by the Sellers, or are necessary to transfer the Assets to Buyer, or otherwise to consummate the transactions contemplated hereby, which Consents are listed on Disclosure Schedule 3.3.
                                     -----------------------

          1.9 "Contracts" means all written contracts, leases, licenses, and other agreements (including without limitation leases for personal or real property and employment agreements), including any amendments or other modifications thereto, that relate to the Assets or the operation of each Station, to which Sellers are a party, including those described in the Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date.

          1.10 "Disclosure Schedules" means the Disclosure Schedules of even date relating to this Agreement titled "KSGS-AM, KMJZ-FM Disclosure Schedules" and delivered separately to Buyer.

          1.11 "Effective Time" means 12:01 a.m., Eastern Standard Time, on the Closing Date.

          1.12 "Escrow Deposit" means the sum of One Million One Hundred Thousand U.S. Dollars ($1,100,000) cash which is being deposited by Buyer with Society National Bank, Columbus, Ohio (the "Escrow Agent") on the date hereof pursuant to the terms of an Escrow Agreement among Buyer, Sellers and Escrow Agent, the form of which is attached hereto as Exhibit A.
                                               ---------

          1.13   "FCC" means the Federal Communications Commission.

          1.14 "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses from Sellers to Buyer as contemplated by this Agreement.

          1.15 "FCC Licenses" means those Licenses issued by the FCC to Sellers in connection with the business and operations of the Stations, including those listed in Disclosure Schedule 1.15, together with any additions
                          ------------------------
or changes thereto between the date hereof and the Closing Date.

          1.16 "Final Order" means an action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no timely filed petition for stay, reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is
                   --- ------
pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of
                                                           --- ------
the FCC has expired.

          1.17 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          1.18 "Indemnitor" means a party from whom indemnification is claimed pursuant to Section 11.

          1.19 "Intangibles" means all copyrights, trademarks, tradenames, service marks, service names, licenses, patents, permits, the call letters "KSGS-AM, and KMJZ-FM" and logos, service marks, computer software, magnetic media, business and sales lists, program libraries, slogans and jingles, advertising and promotional materials, privileges, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests applied for, issued to, or owned by Sellers or under which Sellers are licensed or franchised and used or useful in the business and operations of the Stations, including those listed as Intangibles in Disclosure Schedule 1.19.
               ------------------------

          1.20 "Leased Real Property" means all the Real Property that is occupied pursuant to a lease or a license pursuant to Section 3.6.

          1.21 "Licenses" means all licenses, permits, and other authorizations, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Sellers in connection with the business and operations of the Stations, including those listed as Licenses in Disclosure Schedule 1.21,
                                                ------------------------
together with any additions thereto between the date hereof and the Closing
Date.

          1.22 "Lien" means any mortgage, lease, deed of trust, lien, pledge, hypothecation, assignment, deposit arrangement, option, right of first refusal, indenture, license, security interest, encumbrance, right of way, easement, encroachment or similar arrangement of any kind or nature.

          1.23 "Permitted Liens" means: (a) Liens for taxes, assessments, or similar governmental charges for levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired; and (b) Liens set forth in Disclosure Schedule
                                                          -------------------
1.23 and identified as a Permitted Lien.
- ----

          1.24 "Personal Property" means the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, (including all studio and transmission equipment wherever located) and other tangible personal property used or useful in the operation of the Stations, and identified and described as Personal Property in Disclosure Schedule 1.24 and
                                                 ------------------------
all computer discs and tapes, plans, diagrams, blueprints, schematics, and books and records relating to the operation of the Stations, filings with the FCC and executed copies of the Assumed Contracts, together with any additions thereto between the date hereof and the Closing Date.

          1.25   "Purchase Price" means the purchase price specified in Section
2.3.

          1.26 "Real Property" means the interests in real property, including all leaseholds, easements, licenses, rights to access, and rights of way, and all improvements thereon, identified and described as Real Property in

Disclosure Schedule 1.26.
- ------------------------

          1.27 "Required Consents" means those Consents marked with an asterisk on Disclosure Schedule 3.3, indicating that their receipt is a
            -----------------------
condition precedent to Buyer's obligation to close under this Agreement.

          1.28 "Sellers' Knowledge" (or words of similar import) means any actual knowledge of those persons listed as Sellers' representatives in

Disclosure Schedule 1.28.
- ------------------------

          1.29 "Stations" means the radio stations described in the first recital to this Agreement.

SECTION 2. SALE AND PURCHASE OF ASSETS AND OTHER CONSIDERATION.
           ---------------------------------------------------

          2.1    Agreement to Sell and Buy.  Subject to the terms and conditions
                 -------------------------
set forth in this Agreement, Sellers hereby agree to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets owned or held by Sellers and used or useful in the business or operations of the Stations, wherever located, other than the assets specified in Section 2.2, free and clear of any claims, liabilities, Liens, conditions, encumbrances (except for those permitted in accordance with Sections
3.5 and 3.6 below, and except for any condition that is part of the express terms of any License or Assumed Contract), including without limitation the following:

                 (a)   The Personal Property;

                 (b)   The Licenses;

                 (c)   The Real Property;

                 (d)   The Assumed Contracts; and

                 (e)   The Intangibles.

           2.2   Excluded Assets.  The Assets shall exclude the following
                 ---------------
assets:

          (a) Sellers' cash on hand and cash equivalents as of the Effective Time and all other cash and cash equivalents in any of Sellers' bank accounts, prepaid expenses, any and all insurance policies, bonds, letters of credit, or other similar items, and any cash surrender value and insurance proceeds in regard thereto;

          (b) All Accounts Receivable of the Stations existing as of the Effective Time;

          (c) All books and records that Sellers are required by law to retain, and books and records related solely to internal corporate matters;

          (d) All claims, rights, and interest in and to any refunds for federal, state, or local franchise, income, or other taxes or fees of any nature whatsoever for periods prior to the Effective Time;

          (e)    Any pension, profit-sharing, or employee benefit plans; and

          (f)    The items listed as Excluded Assets in Disclosure Schedule
                                                        -------------------
2.2.
- ---

          2.3    Purchase Price.  The purchase price to be paid by Buyer for the
                 --------------
Assets shall be Twenty-Two Million U.S. Dollars ($22,000,000) plus assumption of the Assumed Liabilities pursuant to Section 2.6. Prorations of expenses and revenues shall be made in accordance with Section 7.3.

          2.4    Allocation of Purchase Price.  At or before the Closing, Buyer
                 ----------------------------
and Sellers shall determine the allocation of the Purchase Price in accordance with Treasury Regulation section 1.1060-1T based upon the approximate relative fair market values of the Purchased Assets. If the parties are unable to agree on the allocation of the Purchase Price, then the allocation shall be as determined by a nationally recognized appraisal firm chosen by Buyer and reasonably acceptable by Sellers (it being anticipated that the Purchase Price will be allocated first to such of the Purchased Assets as are tangible to the extent of the approximate fair market values thereof on the Closing Date, with the balance to intangible Purchased Assets). Buyer shall pay all fees and expenses of such appraisal firm. Sellers and Buyer will report the federal income tax consequences of the sale and acquisition of the Purchased Assets under this Agreement in a manner consistent with the foregoing, and will file Forms 8594 in the manner and at the times required by Treasury Regulation section 1.1060-1T. Buyer shall prepare drafts of Form 8594 reflecting the respective Purchase Price allocations determined as provided above in accordance with Treasury Regulation section 1.1060-1T for Sellers and Buyer, such draft Form 8594 to be provided to Sellers within One Hundred Eighty (180) days following the Closing Date, but in no event later than the due date, including extensions, for Sellers' Federal income tax return for the period including the Closing Date; and Sellers' consent to such drafts shall not be unreasonably withheld or delayed.

           2.5   Payment of Purchase Price.  Payment of the Purchase Price for
                 -------------------------
the Assets shall be made as follows:

                 (a)   Escrow Deposit. The Escrow Deposit shall be held pursuant
                       --------------
to the Escrow Agreement executed by and among Buyer, Sellers, and Escrow Agent in the form of Exhibit A hereto The Escrow Deposit, together with all interest
               ---------
earned shall be applied toward the Purchase Price at the time of Closing.

                 (b)   Cash Portion. The balance of the Purchase Price shall be
                       ------------
paid in cash at Closing, by wire transfer of federal funds to an account designated by Sellers.

                 (c)   Prorations.  Prorations of expenses and revenues shall be
                       ----------
made in accordance with Section 7.3.

           2.6   Assumption of Liabilities and Obligations.
                 -----------------------------------------

                 (a)   Assumption.  Except as provided in Section 2.6(b), as of
                       ----------
the Effective Time, Buyer shall assume and undertake to pay, discharge, and perform the following (the "Assumed Liabilities"): (i) insofar as they relate to the period after the Effective Time, all the obligations and liabilities of Sellers under the Assumed Contracts; (ii) all obligations and liabilities arising out of events occurring after the Effective Time related to Buyer's ownership of the Assets or its operation of the Stations after the Effective Time; and (iii) any obligations of Sellers assigned to Buyer as part of the adjustments and prorations pursuant to Section 7.3 of this Agreement. Other than as specified in this Section 2.6(a), Buyer shall assume no obligations or liabilities of Sellers.

                 (b)   Limitation.  Notwithstanding any provision of this
                       ----------
Agreement to the contrary, Buyer shall not assume: (i) any obligations or liabilities, whether or not under any Contract, not included in the Assumed Contracts; (ii) any obligations or liabilities under the Assumed Contracts relating to the time period prior to the Effective Time; (iii) any claims or pending litigation or proceedings relating to any action with respect to the operation of the Stations prior to the Effective Time, and (iv) any insurance policies of Sellers. All such obligations and liabilities shall remain and be the obligations and liabilities solely of Sellers.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLERS.
           -----------------------------------------

           Sellers, jointly and severally, represent and warrant to Buyer as follows:

          3.1    Organization, Standing, and Authority.  Both Sellers are
                 -------------------------------------
corporations duly organized, validly existing, and in good standing under the laws of the State of Minnesota and are duly qualified to conduct business and in good standing in the State of Minnesota. Each Seller has the requisite corporate power and authority to: (i) own, lease, and use the Assets as now owned, leased, and used; (ii) conduct the business of operating the Stations as now conducted; and (iii) execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms. Sellers have not been known by or used any other corporate, or any fictitious or other name in the conduct of the Stations' business or in connection with the use or operation of the Assets.

          3.2    Authorization and Binding Obligation.  The execution, delivery,
                 ------------------------------------
and performance of this Agreement by Sellers has been duly authorized by all necessary corporate actions, including stockholder approval, if required, on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

          3.3    Absence of Conflicting Agreements and Required Consents.
                 -------------------------------------------------------
Subject to obtaining the Consents listed in Disclosure Schedule 3.3 including
                                            -----------------------
without limitation the FCC Consent, the execution, delivery, and performance of this Agreement (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Certificate or Articles of Incorporation or By-Laws of each Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of, any performance required by the terms of any financing, debt or equity agreement or any material agreement, instrument, license, or permit to which each Seller is a party or by which each Seller may be bound; and (v) will not create any claim, liability, Lien, charge, or encumbrance upon any of the Assets.

          3.4    Governmental Authorizations.  Except as set forth in Disclosure
                 ---------------------------                          ----------
Schedule 3.4, each Seller has in effect all the Licenses listed on Disclosure
- ------------                                                       ----------
Schedule 1.15 and all other Federal, state, and local governmental approvals,
- -------------
authorizations, certificates,
filings, franchises, licenses, notices, permits and rights ("Permits") necessary for each Seller to own, lease, or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Except as set forth in Disclosure Schedule, the FCC Licenses: (i) constitute all authorizations issued to each Seller by the FCC in connection with the operation of the Stations; (ii) are in full force and effect; (iii) are valid for the balance of the current license term applicable generally to radio stations licensed in Minnesota; (iv) constitute all authorizations required under the Communications Act of 1934, as amended, and the rules and regulations of the FCC for the operation of the Stations substantially as now conducted; (v) to Sellers' knowledge, are not subject to any pending or threatened FCC investigations or enforcement or other proceedings which might reasonably be expected to result in the revocation or non-renewal of such licenses; and (vi) are free and clear of any restrictions which might limit the full operation of the Stations (other than restrictions under the terms of the licenses themselves and restrictions imposed by FCC rules). Each Seller is not aware of any reason why the FCC Licenses would not be renewed in the ordinary course.

          3.5    Title to Property.  Disclosure Schedule 1.26 represents a true,
                 -----------------   ------------------------
complete and accurate list of all the Real Property used or useful in the operations of the Stations and owned by Sellers as of the date hereof or to be owned by Sellers on the Closing Date. Except as set forth in Disclosure
                                                              ----------
Schedule 3.5, each Seller has good and marketable fee simple title to, or valid
- ------------
leasehold interests in, all of the Real Property, and good and marketable title to, or valid interests as lessees of, the Personal Property. All such assets and properties, other than assets and properties in which Sellers have a leasehold interest, are owned by Sellers free and clear of all Liens other than those set forth in Disclosure Schedule 3.5 and except for Permitted Liens.
                   -----------------------
Except as set forth in Disclosure Schedule 3.5, Sellers have complied in all
                       -----------------------
respects with the terms of all leases to which they are a party and under which it is in occupancy, and all such leases are in full force and effect, and Sellers enjoy peaceful and undisturbed possession under all such leases. The Personal Property constitutes all of the personal property that is used or held by Sellers or others for use by the Stations, or necessary to operate each Station as it is now being operated. The Personal Property is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice and is otherwise sufficient to permit the Stations to operate in accordance with the FCC Licenses, the underlying construction permits of the Stations, and the rules and regulations of the Commission. The Stations' equipment is type-approved or type-accepted in those instances where such type-approval or type-acceptance is required.

          3.6    Real Property; Leased Real Property.  All of the Real Property
                 -----------------------------------
that is occupied by Sellers pursuant to a lease or license (the "Leased Real Property") is listed on Disclosure Schedule 1.26 and is held at the rates and
                        ------------------------
for terms ending on the dates shown in Disclosure Schedule 1.26 pursuant to the
                                       ------------------------
agreements therein described, which are the sole and complete agreements concerning Sellers' use of Leased Real Property. To the best of each Seller's knowledge: (i) there are no encroachments upon any Real Property or Leased Real Property; (ii) none of the buildings, structures or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the Real Property or Leased Real Property encroach on any adjoining real estate; and
(iii) all such buildings, structures or improvements are constructed in conformity with or are "grandfathered" with respect to all "setback" lines, easements and other restrictions or rights of record or that have been established by any applicable building, safety or zoning code or ordinance. There are no pending, or to each Seller's knowledge, threatened, condemnation or eminent domain proceedings that may affect the Real Property or the Leased Real Property.

          3.7    Contracts. Except as set forth in Disclosure Schedule 3.7, the
                 ---------                         -----------------------
Contracts listed in Disclosure Schedule 3.7 constitute all of the material
                    -----------------------
agreements which are required to conduct the business of the Stations as it is presently being conducted including, without limitation, all trade and barter agreements and similar agreements for the sale of advertising time valued at more than $10,000 except for contracts with advertisers for the sale of advertising time on the Stations at the Stations' prevailing rates which are not prepaid and which may be cancelled by the Stations without penalty on not more than thirty (30) business days' notice. Except as set forth in Disclosure
                                                                ----------
Schedule 3.7, all Assumed Contracts material to the operation of the Stations
- ------------
are in full force and effect and are valid, binding, and enforceable in accordance with their terms, and, to the best of each Seller's knowledge, there is not under any Assumed Contract material to the operation of the Stations, any default by any party thereto or any event that, after notice or lapse of time or both, would constitute a default. Except for the Consents listed in Disclosure
                                                                     ----------
Schedule 3.3, including, without limitation, the FCC Consent, each Seller has
- ------------
full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and the assignment of the Assumed Contracts to Buyer will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

          3.8    Consents. Except for the compliance with the HSR Act provided
                 --------
for in Section 7.2, the FCC Consent provided for in Section 7.1 and the other Consents listed in Disclosure Schedule 3.3, no consent, approval, permit, or
                   -----------------------
authorization of or declaration to or filing with any governmental or regulatory authority or any other third party is required: (i) to consummate this Agreement and the transactions contemplated hereby; (ii) to permit each Seller to assign or transfer the Assets to Buyer; or (iii) to enable Buyer to operate the Stations in essentially the same manner as they are now conducted.

          3.9    Intangibles.  Disclosure Schedule 1.19 contains a true and
                 -----------   ------------------------
complete list of all the Intangibles registered under federal and/or state law as patents, trademarks or service marks. To Seller's Knowledge, Seller is not infringing upon or otherwise acting adversely to, and there are no conflicts with, any trademarks, tradenames, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any person or persons other than Sellers, and there is no claim or action pending with respect thereto. To the Sellers' Knowledge, Sellers have not taken any action which would permit any party other than Sellers, their agents, officers or employees to use, license, sublicense or operate under any of the Intangibles. To the Sellers' Knowledge, there is not now and there has not been any infringement, dilution, or misappropriation of any of the Intangibles.

     3.10   Profit and Loss Statements.  Disclosure Schedule 3.10 contains
            --------------------------   ------------------------
copies of unaudited profit and loss statements for the Sellers for the fiscal years ending in 1991, 1992, 1993, 1994 and 1995. Except as set forth thereon, all of such profit and loss statements have been prepared from the books and records of Sellers in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, to the best of each Seller's knowledge accurately reflect the books, records, and accounts of each Seller, and present fairly the financial condition of the Sellers as of their respective dates and the results of operations for the periods then ended.

     3.11  Personnel.
           ---------

          (a) Employees and Compensation.  Disclosure Schedule 3.11(a) contains:
              --------------------------   ------------------------
(i) a true and complete list of all persons employed by the Stations as of the date of this Agreement, and a description of their compensation; and (ii) a description of all employee benefit plans or arrangements applicable to the employees of the Stations and all fixed or contingent liabilities or obligations of Sellers with respect to any person now or formerly employed by Sellers at the Stations. Except as set forth in Disclosure Schedule 3.11(a): (i) all employee
                                  ---------------------------
benefits and welfare plans or arrangements described above were established and have been executed, managed, and administered without material exception in accordance with all applicable requirements of the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws; (ii) each Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts that would lead it to believe that any audit or examination is pending or threatened; and (iii) no action, suit, or claim with respect to any of such plans or arrangements is pending or, to the best of each Seller's knowledge, threatened. Except as set forth in Disclosure Schedule 3.11(a), Sellers have not
                                   ---------------------------
promulgated any policy or entered into any written agreement relating to the payment of severance pay to any employee whose employment may be terminated or suspended, voluntarily or otherwise, by Sellers. Each Seller has substantially complied with and is not in default in any material respect under any laws, rules and regulations, relating to employment of labor, including those relating to wages, hours, equal employment opportunities, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and has withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and is not liable for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. Each Seller has not consented to any final decree involving any claim of unfair labor practice and has not been held in any final judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between Sellers and any of their employees.

                 (b) Agreements.  Except as set forth in Disclosure Schedule
                     ----------                          -------------------
3.11(b): (i) neither Seller is a party to or subject to any collective
- -------
bargaining agreements with respect to the Stations; and (ii) neither Seller has any contracts of employment with any employee of the Stations other than contracts terminable at will or on less than thirty (30) days notice.

                 (c) Liabilities.  Except as otherwise specifically set forth in
                     -----------
this Agreement, Buyer will have no obligation or liability due to or because of any employee benefit plan, past service liability, vested benefits, retirement plan insolvencies or other obligation under local, state or federal law (including the Employee Retirement Income Security Act of 1974) resulting from the purchase of the Stations or from former employees of Seller becoming employees of Buyer.

                 (d) Labor Activities. There is no strike, work slowdown,
                     ----------------
picketing or any other labor dispute or disturbance pending or threatened against Sellers which would adversely affect the business, properties, Assets, prospects or goodwill of either of the Stations in any material regard, nor have there been any strikes, work slowdowns, picketing or any other labor disputes or disturbances involving or affecting either of the Stations within the past 12 months. The employees of Sellers at the Stations are not presently represented by, and, to the best of either Seller's knowledge, are not seeking representation through, any union or other collective bargaining agent, and to the best of either Seller's knowledge there is no union organizational activity being conducted in connection with the employees of the Stations.

          3.12   Claims and Legal Actions.  Except as set forth in Disclosure
                 ------------------------                          ----------
Schedule 3.12 and except for investigations and rule making proceedings
- -------------
affecting the radio broadcasting industry generally, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or, to the best of each Seller's knowledge, threatened, against or relating to Sellers, their properties, the Assets, or the business of the Stations, that, individually or in the aggregate, could reasonably be expected to: (i) have a material adverse effect on the Sellers or the Stations;
(ii) impair the ability of Sellers to perform their obligations under this Agreement; or (iii) prevent the consummation of any of the transactions contemplated by this Agreement.

          3.13   Compliance with Laws.  Except as set forth in Disclosure
                 --------------------                          ----------
Schedule 3.13, each Seller is in compliance with all applicable statutes, laws,
- -------------
ordinances, regulations, rules, judgments, decrees, or orders of any Governmental Entity, except for possible noncompliance which, individually or in the aggregate, would not have a material adverse effect on Sellers, the Stations or the Assets.

          3.14   Environmental.  Except as disclosed in Disclosure Schedule
                 -------------                          -------------------
3.14:
- ----

          (a) To Sellers' Knowledge, there are no substances or conditions, in, on, under or emanating from the Real Property, including, without limitation, surface waters and subsurface waters thereof, which could support a claim or cause of action under any and all currently applicable federal, state or local environmental statutes, ordinances, regulations or guidelines.

          (b) To Sellers' Knowledge, the Real Property and the improvements thereon and the use and operations thereof are currently in compliance with all currently applicable and effective requirements relating to health, safety, and protection of the environment, and are in compliance with all permits required thereby, except to the extent any such noncompliance would not have a material and adverse effect on Sellers, the Stations or the Assets.

          (c) To Sellers' Knowledge, there has been no spillage or leaks at the Real Property associated with the filing, draining, or use of any underground storage tanks which requires clean-up or remediation under currently applicable and effective law.

          (d) Each Seller has not generated, treated, stored or disposed of, nor, in any manner, arranged for disposal or treatment of, any Hazardous Waste (as defined in the Resource Conservation and Recovery Act 42 U.S.C. Subsection 6901 et seq.) on the Real Property, and to the reasonable knowledge of Sellers
     -- ---
there is no Hazardous Substance (as hereinafter defined) present on, in or under the Real Property above any applicable threshold level which now requires clean up or remediation under Section 121 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9621 and/or other applicable federal, state or local law, regulation, ordinance or requirement, as in effect on the date hereof. "Hazardous Substances" for purposes of this Agreement shall mean: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601 et seq., and/or any other applicable
                                         -- ---
federal, state, or local law, regulation, ordinance or requirement, as in effect on the date hereof; (ii) petroleum, including but not limited to crude oil or any fraction thereof; (iii) asbestos in any form or condition; and (iv) any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C. Subsection 2011 et seq., as in
                                                               -- ---
effect on the date hereof.

          (e) Each Seller is not and has not been subject to, or received any notice of, any private, administrative or judicial action, relating to the presence or alleged presence of Hazardous Substance in, under, upon or emanating from the Real Property; and there are no pending or, to Sellers' knowledge, threatened actions or proceedings from any governmental agency or any other person or entity regarding any matter relating to health, safety, or protection of the environment at the Real Property.

          (f) To Sellers' Knowledge, there are no conditions on properties adjacent to the Real Property which would reasonably be expected to prevent continued compliance of the Real Property with any federal, state or local law, regulation, ordinance or requirement presently in effect relating to protection of the environment.

                 (g) To Sellers' Knowledge, Sellers do not own, lease, possess, or control, and to Sellers' Knowledge, there are no third parties that control, at the Real Property any polychlorinated biphenyls (PCB) or PCB contaminated fluids or equipment, or any material or substance containing asbestos.

          3.15   Conduct of Business in Ordinary Course; Adverse Change.  Except
                 ------------------------------------------------------
as set forth in Disclosure Schedule 3.15, since November 30, 1995, Sellers have
                ------------------------
conducted the business of the Stations in the ordinary course.

          3.16   Taxes.  Each Seller has, or by the Closing Date will have, paid
                 -----
and discharged all taxes, assessments, excises and other levies relating to the Assets, excepting such taxes, assessments, and other levies as will not be due until after the Closing Date and that are to be prorated between Buyer and Sellers hereunder.

          3.17   Insurance.  Disclosure Schedule 3.17 lists all insurance
                 ---------   ------------------------
policies currently in force and effect relating to the Stations or the Assets. All premiums are current unless noted on Disclosure Schedule 3.17.
                                         ------------------------

          3.18   Full Disclosure.  No representation or warranty made by Sellers
                 ---------------
contained in this Agreement nor any certificate, document, or other instrument furnished or to be furnished by Sellers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading.

          3.19   Public Inspection Files.  The public inspection files for the
                 -----------------------
Stations are in substantial compliance with the regulations of the FCC relating thereto.

          3.20   No Insolvency.  No insolvency proceedings of any character,
                 -------------
including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting either Seller or any of their respective assets or properties are, or within three years prior to the date hereof, have been pending or, to the best of either Seller's knowledge, threatened, and, within three years prior to the date hereof, neither Seller has made an assignment for the benefit of creditors, nor taken any action with a view to the institution of any such insolvency proceedings.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.
           ---------------------------------------

           Buyer represents and warrants to Sellers as follows:

           4.1    Organization, Standing, and Authority.  Buyer is a corporation
                 -------------------------------------
duly organized, validly existing, and in good standing under the laws of the State of Ohio. Buyer will be duly qualified to conduct its business in the State of Minnesota on or prior to the Closing Date. At the Closing Date, Buyer has the requisite corporate power and authority to: (i) own, lease, and use the Assets; (ii) conduct the business of operating the Stations; and (iii) execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

          4.2    Authorization and Binding Obligation.  The execution, delivery,
                 ------------------------------------
and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies.

          4.3    Absence of Conflicting Agreements and Required Consents.
                 -------------------------------------------------------
Subject to obtaining the Consents, the execution, delivery, and performance of this Agreement by Buyer and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Amended Articles of Incorporation or Amended Code of Regulations of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

          4.4    Claims and Legal Actions.  There is no action, suit,
                 ------------------------
proceeding, or investigation pending or, to Buyer's knowledge, threatened that, if decided against Buyer, would materially and adversely affect Buyer's ability to perform its obligations under this Agreement or the transactions contemplated thereby.

          4.5    Qualification. To Buyer's knowledge, Buyer is qualified
                 -------------
legally, financially and otherwise to become the assignee of the Licenses, including the FCC Licenses, under the Communications Act of 1934, as amended prior to the date of this Agreement, and the rules, regulations and policies of the FCC as in effect on the date of this Agreement. To Buyer's knowledge, there are no facts that could prevent, hinder, discourage, or delay the FCC from issuing the FCC Consent.

          4.6    Full Disclosure.  No representation or warranty made by Buyer
                 ---------------
contained in this Agreement nor any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading.

          4.7    Reliance.  Buyer has not relied on any representation or
                 --------
statement made by Sellers, or any person acting on Sellers' behalf, except as specifically provided in this Agreement, the Exhibits and Schedules hereto and Disclosure Schedule.

SECTION 5. COVENANTS OF SELLERS.
           --------------------

          5.1    Pre-Closing Covenants.  Each Seller covenants and agrees that,
                 ---------------------
between the date hereof and the Closing Date, each Seller will conduct the business and operations of the Stations diligently in the ordinary course, and, except as contemplated by this Agreement or with the prior written consent of Buyer, Sellers will act in accordance with the following:

                 (a)   Contracts. Neither Seller will enter into any contract or
                       ---------
commitment in an amount greater than $50,000 or for a term exceeding one year relating to the Stations or the Assets, or amend or terminate any Assumed Contract in an amount greater than $50,000 or for a term exceeding one year (or waive any substantial right thereunder), or incur any obligation (including obligations relating to the borrowing of money or guarantee of indebtedness), whether or not in the ordinary course of business, without the prior written consent of Buyer. Sellers will follow its usual and customary policies with respect to extending credit for sales of time on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

                 (b)   Encumbrances. Sellers will not create, assume, or permit
                       ------------
to exist any mortgage, pledge, lien, or other charge or encumbrance or rights affecting any of the Assets, except for those in existence on the date of this Agreement and disclosed in Disclosure Schedule 5.1(b) and except for mechanics
                           --------------------------
liens, liens for current taxes which are not yet due and payable, and other similar liens, which will either be discharged on or before the Closing or be included in the adjustments and prorations pursuant to Section 7.3 of this Agreement.

                 (c)   Dispositions. Sellers will not sell, assign, lease, or
                       ------------
otherwise transfer or dispose of any of the Assets except: (i) in the ordinary course of business when such Assets are no longer used or useful in connection with the operations of the Stations; (ii) in connection with the acquisition of replacement property of equivalent kind and value; or (iii) dispositions in the aggregate not in excess of Seventy-Five Thousand Dollars ($75,000).

                 (d)   Waivers.  Sellers will not waive any material right
                       -------
relating to the Stations or the Assets, except in the ordinary course of business.

                 (e)   Licenses.  Except as set forth in this Agreement, Sellers
                       --------
will not cause or permit, by any act or failure to act, any of the Licenses to expire or to be surrendered or modified, or take any action that would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses, or fail to prosecute with due diligence any pending applications to any governmental authority in connection with the operation of the Stations, or take any other action within its control that could reasonably be expected to result in the Stations being in noncompliance in any material respect with the requirements of the Communications Act of 1934, as amended, or any other applicable law, or the rules and regulations of the FCC or any other governmental authority having jurisdiction. Sellers will take all reasonable steps to defend and protect the integrity of the Stations' signal and service contours and participate actively in any FCC proceedings of which it becomes aware (other than those generally affecting the broadcasting industry) which may reasonably be expected to result in a material adverse affect upon the operations of the Stations, with the goal of minimizing such effect upon the Stations.

          (f) Consents.  Sellers will use best efforts to obtain the Consents,
              --------
without any material change in the terms or conditions of any Assumed Contract that could be materially less advantageous to the Stations than those pertaining under the Assumed Contract as in effect on the date hereof.

          (g) Books.  Sellers will maintain the books and records of the
              -----
Stations in accordance with prior practice.

          (h) Access to Information.  Sellers will give to Buyer and its
              ---------------------
counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all books and records relating thereto, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Assets that they reasonably request (including any financial reports and operations reports produced with respect to the Stations). Sellers shall provide Buyer with such profit and loss statements and all billing and other reports describing or affecting the Stations as Sellers normally cause to be prepared, and complete details of expense line items (excluding payroll) concerning the operation of the Stations beginning with the month preceding the execution of this Agreement through the Closing Date which expense line items are in excess of $25,000. These financial reports shall be prepared and furnished to Buyer within a reasonable time after the end of each reporting period, and in any event within thirty days thereof. All statements provided will fairly present the results of the Stations' operations and financial conditions for the period and dates indicated.

          (i) Maintenance of Assets.  Sellers will maintain all of the Stations'
              ---------------------
property and assets or replacements thereof in their present condition as represented in this Agreement, ordinary wear and tear excepted. Sellers will maintain supplies of inventory and spare parts consistent with past practice.

          (j) Compliance with Laws.  Sellers will comply in all material
              --------------------
respects with all rules and regulations of the FCC, and with all other applicable laws, rules, and regulations to which it is subject. Upon receipt of notice of violation of any law, rule, or regulation, Sellers will notify Buyer of such notice of violation and shall use reasonable efforts to contest in good faith or cure the violation prior to the Closing Date.

                 (k)   Insurance. Sellers will maintain in force the existing
                       ---------
hazard and liability insurance policies, or comparable coverage, for the Stations and the Assets.

                 (l)   Preservation of Business. Sellers will use their
                       ------------------------
reasonable efforts until the Closing Date to preserve the business and organization of the Stations intact, to keep available to the Stations their present employees, and to preserve for the Stations their present relationships with suppliers and customers and others having business relations with it.

                 (m)   Access to Employees. Subject to the provisions of
                       -------------------
applicable law, Sellers shall cause to be given to Buyer and its authorized representatives access during normal business hours to the employees of the Stations and to the properties, books and records of the Stations and other Assets to be transferred and conveyed to Buyer, and furnish Buyer with such information concerning the same as Buyer may reasonably request and all billing and other reports describing or affecting the Stations; provided, however, that
                                                        --------
in no event shall access be provided more frequently than once every thirty (30) days, and provided further that such access shall not unreasonably interfere with the normal, on-going operation of the Stations. Buyer agrees to coordinate all such access through Sellers or their designated representatives, such access to be at reasonable times and upon reasonable prior notice to Sellers.

          5.2    Closing Covenant.  On the Closing Date, if the conditions set
                 ----------------
forth in Section 8.2 have been satisfied, Sellers will sell, transfer, convey, assign, and deliver to Buyer the Assets as provided in Section 2 of this Agreement and make the deliveries provided in Section 9.2 of this Agreement.

           5.3   Post-Closing Covenants.
                 ----------------------

                 (a)   Access. Sellers will provide Buyer access and the right
                       ------
to copy for a period of three (3) years from the Closing Date, any books and records relating to the Assets but not included in the Assets, provided that such information is kept confidential and is not disclosed by Buyer except as and to the extent required by applicable law and except as required in the normal course of Buyer's business.

                 (b)   Further Documents. After the Closing, Sellers will
                       -----------------
execute and deliver to Buyer any additional bills of sale or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

SECTION 6. COVENANTS OF BUYER.
           ------------------

          On the Closing Date, if the conditions set forth in Section 8.1 have been satisfied, Buyer shall purchase the Assets from Sellers as provided in
Section 2 of this Agreement and shall make the deliveries provided in Section
9.3 of this Agreement.

SECTION 7. SPECIAL COVENANTS AND AGREEMENTS.
           --------------------------------

          7.1    FCC Consent.  The assignment of the FCC Licenses as
                 -----------
contemplated by this Agreement shall be subject to the prior consent and approval of the FCC. Promptly upon the execution of this Agreement, Buyer and Sellers shall prepare for filing with the FCC an appropriate application for FCC Consent, which shall be filed with the FCC within five (5) business days after the date hereof. All FCC filing fees shall be paid one-half by each of Sellers and Buyer. The parties shall thereafter prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if: (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by such party of any of its representations, warranties, or covenants hereunder; and (ii) compliance with the condition would have a material adverse effect upon it; provided, however, that a condition requiring Buyer to file periodic reports with the FCC concerning affirmative action and equal employment opportunity shall not be deemed to have a material adverse effect on Buyer. Buyer and Sellers shall oppose any requests for reconsideration or judicial review of the FCC Consent (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to Section 10 of this Agreement). If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10.1(c), the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 10.1.

          7.2    HSR Filings.  If required for compliance with the HSR Act,  as
                 -----------
soon as possible after the date hereof, but in no event later than thirty (30) business days after the date hereof, Buyer and Sellers shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the HSR Act and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings. Sellers shall pay one-half and Buyer shall pay one-half of all Hart-Scott-Rodino filing fees.

          7.3    Adjustments and Prorations.  All revenues arising from the
                 --------------------------
operation of the Stations up until the Effective Time and all expenses arising from the operation of the Stations up until the Effective Time, including business and license fees (including any retroactive adjustments thereof), utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and services charges, taxes, and employee benefits (except as provided in paragraph 7.3(b) below), and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall receive all revenues and be responsible for all expenses, costs, and liabilities allocable to the period prior to the Effective Time, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period after the Effective Time, subject to the following:

          (a) Contracts.  There shall be no adjustment and each Seller shall
              ---------
remain solely liable with respect to any Contracts not included in the Assumed Contracts, and any other obligation or liability not being assumed by Buyer in accordance with Section 2.6.

          (b) Employee Compensation; Severance.  Sellers shall be responsible
              --------------------------------
for the payment of all compensation owed to the Stations' employees through the Closing Date. Within thirty (30) days of the date hereof, Buyer will conduct job interviews with all of the employees that wish to be interviewed. Within sixty (60) days of the date hereof, Buyer will notify Seller in writing which of the Stations' employees will be offered positions after the Closing Date. Buyer will be responsible for the severance costs listed on Disclosure Schedule 3.11,
                                                      ------------------------
for each of the Stations' employees that will not be offered such employment after the Closing Date. In no event will the total amount of Buyer's costs associated with this Section 7.3(b) exceed the amount listed on Disclosure
                                                                ----------
Schedule 3.11. Seller shall notify those employees who will not be offered
- -------------
positions by Buyer, on or before the Closing Date, and will be solely responsible for any other termination costs due Stations' employees. Seller is free to pay Stations' employees additional termination or retention benefits as it may see fit, for which Buyer has no responsibility whatsoever. Buyer shall reimburse Sellers, or Sellers shall receive a credit at Closing, for the severance costs referred to in the Disclosure Schedule.

          (c) Trade and Barter.  To the extent that the aggregate value by which
              ----------------
the Stations's post-closing obligations under trade, barter or similar arrangements for the sale of advertising time (with the exception of program barter agreements) is greater than the aggregate value of the goods, services or other items to be received by the Stations after the Closing, Buyer shall be entitled to receive the difference; provided, however, that such adjustment or proration shall not be made unless such difference is more than $10,000.
Sellers shall not enter into any new such arrangements that cannot be satisfied in full by the Closing without Buyer's express written consent. Buyer shall receive a credit for any amount by which the aggregate amount paid to Sellers under prepaid time sales contracts exceeds the value or advertising attributable to such payments which is required to be run by the Stations after the Closing pursuant to the terms of such contracts. Sellers shall receive a credit for any pre-Closing Date advertising for which Stations have not received full barter value prior to the Closing Date.

          (d)   Manner of Determining Prorations. The prorations pursuant to
                --------------------------------
this Section 7.3 will be determined in accordance with the following procedures:

                (i) No later than sixty (60) days after the Closing Date, Buyer will deliver to Sellers a statement setting forth Buyer's determination of the settlement prorations pursuant to Section 7.3, which shall be certified by Buyer to be true and complete as of the Closing Date. If Sellers dispute the amount of the settlement prorations determined by Buyer, it shall deliver to Buyer within thirty (30) days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the settlement prorations. If Sellers notify Buyer of its acceptance of Buyer's statement, or if Sellers fail to deliver their statement within the 30-day period specified in the preceding sentence, Buyer's determination of the settlement prorations shall be conclusive and binding on the parties as of the last day of the 30-day period.

               (ii) Buyer and Sellers shall use their good faith efforts to resolve any dispute involving the determination of the settlement prorations. Each party shall provide the other party with access and the right to copy any books and records in its possession relating to its determination of the settlement prorations. If the parties are unable to resolve the dispute within thirty (30) days following the delivery of Sellers' statement, each of Buyer and Sellers shall select an independent certified public accountant, who shall be knowledgeable and experienced in the operation of radio broadcasting stations, and the two accountants so chosen shall attempt to resolve the dispute. If they are not able to do so within forty-five (45) days following the delivery of Sellers' statement, the two accountants shall agree upon a third accountant, and the dispute shall be resolved by the decision of the majority of the accountants, which shall be conclusive and binding on the parties. Any fees of the accountants shall be split equally between the parties.

           (e)   Payment of Purchase Price and Prorations.  The Purchase
                 ----------------------------------------
Price and settlement prorations shall be paid as follows:

                (i)    Payment of Purchase Price.  Buyer shall pay or cause
                       -------------------------
to be paid to Sellers at the Closing the Purchase Price.

                (ii)   Payments to Reflect Final Determination of Prorations.
                       -----------------------------------------------------

                       (1) If the aggregate of the prorations and adjustments, as finally determined pursuant to Section 7.3(d)(i) and Section 7.3(d)(ii)(the "Prorations") results in an amount due from Buyer to Sellers, Buyer shall pay such amount to Sellers, in immediately available funds within five days after the date on which the Prorations are so determined.

                       (2) If the Prorations result in an amount due from Sellers to Buyer, Buyer shall retain an amount equal to such amount from amounts collected by Buyer pursuant to Section 7.6 with respect to Sellers' accounts receivable. Any amounts collected by Buyer with respect to Sellers' accounts receivable and not permitted to be retained pursuant to this paragraph shall be remitted to Sellers in accordance with Section 7.6. If the amounts of Prorations due from Sellers to Buyer exceeds the amount of Sellers' accounts receivable collected by Buyer prior to the date on which the Prorations are determined, Sellers shall pay to Buyer, in immediately available funds within five days after the date on which the Prorations are determined, the difference between the amount owed to Buyer with respect to the Prorations, reduced by the amount of Sellers' accounts receivable collected by Buyer which have not already been remitted to Sellers prior to the date on which the Prorations are determined. Buyer shall be entitled to retain the amount of Sellers' accounts receivable collected by Buyer prior to the date on which the Prorations are determined, and, if Sellers make the payment to Buyer provided for in this paragraph, Buyer shall remit to Sellers in accordance with Section 7.6 any amounts subsequently collected by Buyer with respect to Sellers' accounts receivable.

          7.4    Risk of Loss.  The risk of loss or damage to any of the Assets
                 ------------
from fire or other casualty or cause shall be upon Sellers at all times up to the Closing on the Closing Date. If material loss or damage to the Assets occurs, Sellers shall have the option: (i) to repair or cause to be repaired and to restore the assets to their condition prior to any such loss or damage; or
(ii) subject to the agreement of Buyer, to reduce the Purchase Price by the amount of insurance proceeds received in connection with such loss or damage.
In the event of any such loss or damage, Sellers shall notify Buyer promptly of same in writing, specifying with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable, and the insurance coverage. The proceeds of any claim for any loss payable under any insurance policy with respect thereto shall, at the option of Sellers, be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. If Sellers have notified Buyer that they elect to repair, replace or restore the Property and the property is not completely repaired, replaced or restored on or before the Closing Date specified in Section 9, Buyer, at its sole option, may: (i) postpone the Closing until such time as the property has been completely repaired, replaced or restored, and, if necessary, the parties shall join in an application or applications requesting the FCC to extend the effective period of its consent to the assignment application; (ii) consummate the Closing and accept the property in its then condition, in which event Sellers shall assign to Buyer all proceeds of insurance covering the property involved, provided Sellers ensure said proceeds are sufficient to repair said damages.

          7.5    Confidentiality.  Each party hereto will keep confidential any
                 ---------------
information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all information obtained by it in connection with the transactions contemplated hereby, and will provide a certificate to that effect. No public announcement concerning the subject matter of this Agreement shall be made by either party without the approval of the other as to the announcement's content and timing, which approval shall not unreasonably be withheld.

          7.6  Collection of Accounts Receivable.  Buyer agrees to use its best
               ---------------------------------
efforts to collect Sellers' accounts receivable in the normal and ordinary course of business as Sellers' agent for collection and will apply all such amounts collected to the debtor's oldest account receivable (unless and only to the extent that such debtor disputes that such account receivable is properly due); provided, however, that such obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection unless authorized in writing by Sellers. Buyer agrees to cooperate fully with Sellers as to any litigation or other collection efforts instituted by Sellers to collect delinquent accounts receivable. On or before the 15th day of each month, Buyer shall deliver to Sellers a statement or report showing all such collections effected since the last previous report, together with a check or draft for the amount of such collections. If authorized by Sellers, and at Sellers' expense, Buyer shall have full power and authority as Sellers' agent for collection to settle disputes, effect compromises, institute and terminate suits relating thereto and generally to pursue such collections in accordance with Buyer's customary collection procedures, including employment of counsel or a collection agency or any other extraordinary means, in all instances acting as agent for Sellers but without any necessity to disclose that fact. If necessary or advisable in Buyer's sole discretion, Buyer may effect any or all such collections and perform authorized acts relating thereto as agent for an undisclosed principal. If at any time Buyer determines that any such accounts are uncollectible, Buyer shall notify Sellers of such determination and upon Sellers' written request shall furnish or make available to Sellers all records, files and data relating to such accounts and Buyer's determination of uncollectibility. Except as expressly provided herein, Buyer shall have no responsibility for any obligation regarding any of Sellers' accounts receivable. Buyer's obligation to collect accounts receivable as Sellers' agent shall expire at the end of the fourth full month following the Closing Date, and, within fifteen (15) days after the end of such month, Buyer shall render a final statement or report showing accounts collected and uncollected.

           7.7   Covenants Not to Compete.
                 ------------------------

                 (a) Sellers covenant and agree that for a period of two (2) years after the Closing Date (or such period as allowed by law if less than three years), they will not, directly or indirectly, own, engage in, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as a stockholder, director, officer, agent, partner, joint venturer, consultant or otherwise with, any radio broadcast station located in the Metro Rating Area for Minneapolis, Minnesota, as that area is defined by Arbitron Rating Company. Notwithstanding the foregoing, ownership by either Seller of not more than five percent (5%) of the stock of a company whose shares are publicly traded shall not constitute a breach of the terms of this
Section 7.7.

                 (b) Sellers further covenant and agree that for a period of one year after the Closing Date Sellers will not hire without Buyer's consent, which consent shall not be unreasonably withheld, or solicit for employment any former employee of either Seller who was offered employment by Buyer and who either (i) declined to accept such employment or (ii) became an employee of Buyer and thereafter voluntarily terminated such employment.

                 (c) Sellers and Buyer agree that in the event either Seller commits a breach of any of the provisions of this Section 7.7, Buyer shall have the right and remedy to have the provisions of this Section 7.7 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause immediate irreparable injury to Buyer and that money damages will not provide an adequate remedy at law for any such breach or threatened breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies including damages available to Buyer at law or in equity.

                 (d) If any of the provisions of or covenants contained in this Section 7.7 are hereafter construed to be wholly or to any extent invalid or unenforceable in any jurisdiction, the same shall be deemed automatically modified to the minimum extent necessary to make such provision or covenant enforceable, and the same shall not affect the remainder of the provisions to the extent not invalid or unenforceable in such jurisdiction or the enforceability thereof without limitation in any other jurisdiction.

           7.8   Brokers.
                 -------

                 (a)   Sellers' Broker. Sellers represent and warrant to Buyer
                       ---------------
that except for its retention of Media Venture Partners, Inc. (for which Sellers acknowledge full responsibility) neither they nor any person or entity acting on their behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Sellers hereby agree to indemnify and hold harmless Buyer and its parent and affiliated corporations from and against any claim that Sellers or any person or entity acting on their behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and Sellers agree to take full responsibility for any such payment.

                 (b)   Buyer's Broker. Buyer hereby represents and warrants to
                       --------------
Sellers that except for the retention of Gary Stevens & Co., Incorporated (for which Buyer acknowledges full responsibility) neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Buyer hereby agrees to indemnify and hold harmless Sellers and their parent and affiliated corporations from and against any claim that Buyer or any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and Buyer agrees to take full responsibility for any such payment.

          7.9    Cooperation.  Buyer and Sellers shall cooperate fully with each
                 -----------
other and their respective counsel and accountants in connection with any actions required to be taken as part of their obligations under this Agreement, and Buyer and Sellers will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

          7.10   Control of the Stations.  Prior to Closing, Buyer shall not,
                 -----------------------
directly or indirectly, control, supervise, or direct, or attempt to control, supervise or direct the operations of the Stations; those operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Sellers.

          7.11   Consultation.  Subject to the provisions of Section 7.10,
                 ------------
between the date hereof and the Closing, Sellers will consult with Buyer's management with a view to informing such management as to the operation, management, and business of the Stations.

          7.12   Removal of Certain Equipment.  Prior to the Closing Date,
                 ----------------------------
Sellers shall remove from the Stations and properly dispose of the following Personal Property which is not currently used or useful in the operation of the stations: (a) At the FM Station, the CSI transmitter; and (b) at the AM Station, the old RCA transmitter, neither of which is currently connected or in use.

SECTION 8. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS.
           ----------------------------------------------

           8.1   Conditions to Obligations of Buyer.  All obligations of Buyer
                 ----------------------------------
at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a)   Representations and Warranties. Except as otherwise
                       ------------------------------
provided in this Agreement, all representations and warranties of Sellers contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b)   Covenants and Conditions. Sellers shall have performed
                       ------------------------
and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                 (c)   FCC Consent. The FCC Consent shall have been granted and
                       -----------
shall have become a Final Order and the FCC Licenses shall be assigned and transferred to Buyer and, except with regard to any conditions as may be set forth in any FCC Construction Permit PBH-951113IC, shall contain no adverse modifications of the terms of the Licenses as they presently exist without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 7.1 hereof and Sellers shall have complied with any conditions imposed on them by the FCC Consent.

          (d) Required Consents.  In addition to the FCC Consent, the Sellers
              -----------------
shall have obtained all of the other Required Consents. Buyer acknowledges, however, that Sellers shall not be in default under this Agreement if, notwithstanding their best efforts, they are unable to obtain a Required Consent.

          (e) HSR Matters.  If applicable, the waiting period (and any extension
              -----------
thereof) under the HSR Act shall have expired and there shall not be outstanding any order of a court restraining the transaction contemplated hereby.

          (f) Deliveries. Sellers shall have made or stand willing to make all
              ----------
the deliveries to Buyer set forth in Section 9.2.

          (g) Antenna Location.  Sellers at their sole expense, shall have (i)
              ----------------
completed construction of the facilities authorized by and in accordance with the FCC Construction Permit PBH-951113IC; (ii) filed an application to license those facilities (FCC Form 302-FM), (iii) commenced operation under Program Test Authority, and (iv) complied with all applicable rules and regulations of the FCC with regard thereto.

          (h) Absence of Litigation.  No suit, action or other proceeding
              ---------------------
against either Seller shall be pending or threatened before any court or governmental agency of competent jurisdiction in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

          (i) Shoreview Partnership.  Roy H. Park Broadcasting of the Lake
              ---------------------
Country, Inc. shall assign its general partnership interest in Shoreview FM Group, a Minnesota general partnership, to Buyer, for no additional consideration, and the Buyer shall be admitted to the partnership as of the Closing Date on terms not materially less favorable than those currently relating to such Seller.

          (j) Environmental Report.  Sellers shall, within ten (10) business
              --------------------
days after the date hereof, at Buyer's expense, provide Buyer with a current Phase I environmental assessment of the Real Property (the "Phase I Report") performed by Dames & Moore. If the Phase I Report demonstrates that any of the Real Property is not in or may not be in, material compliance with all environmental laws, Buyer may, by written notice received by Sellers within ten
(10) business days of receipt of such report by Buyer, terminate this Agreement. If Buyer fails to so notify Sellers, Buyer will be deemed to have accepted the environmental condition of the Real Property, subject to the representations and warranties of the Sellers. Buyer shall remit to Sellers, within five (5) business days of receipt of the Dames & Moore invoice, the cost of the Phase I Report.

          (k) Title Commitment.  Sellers shall, within ten (10) business days
              ----------------
after the date hereof, at Buyer's expense, provide to Buyer a current title insurance commitment (the "Title Commitment") from Chicago Title Insurance Company. If the Title

Commitment is not reasonably satisfactory to Buyer, Buyer may, by written notice received by Sellers within ten (10) business days of receipt of such Title Commitment by Buyer, notify Sellers of Buyer's exceptions to the commitment. Sellers shall use their best efforts to affect the cure of such defects. It shall be Sellers' obligation to cure any material defects on or before the Closing Date, provided however, that if, in Sellers' opinion, any such defect cannot reasonably be cured by the Closing Date, Sellers shall so notify Buyer in writing, within twenty (20) business days of receipt of Buyer's notice of such defects, whereupon, Buyer shall have five (5) business days to either (i) terminate this Agreement by written notice to Sellers; or (ii) elect to proceed. If Buyer fails to provide Sellers with written notice of its intent to terminate this Agreement within the five (5) business day period specified above, Buyer shall be deemed to have accepted the condition and state of the title to the Real Property, subject to the representations and warranties of the Sellers herein. Buyer shall remit to Sellers, within five (5) business days of receipt of the Chicago Title invoice, the cost of the Title Commitment.

          (l) Due Diligence.  During the fifteen (15) business day period
              -------------
immediately following the date of this Agreement, the Buyer shall have the right to conduct a due diligence investigation of the business and assets of the Sellers at Buyer's sole expense. If the results of Buyer's due diligence investigation are unsatisfactory to Buyer in its reasonable judgment, Buyer may, by written notice received by Sellers within three (3) business days following termination of such fifteen (15) business day period terminate this Agreement. If Buyer fails to so notify Sellers, Buyer shall be deemed to be satisfied with the results of its due diligence investigation, subject to the representations and warranties of the Sellers.

          (m) No Material Adverse Change.  There shall have been no material
              --------------------------
adverse change in the assets, finances, or business of the Sellers (considered as a whole) as of the Closing Date, excluding changes or circumstances affecting the industry as a whole or facts or circumstances affecting the local economy or the general region in which the Stations are located.

          (n) Satisfaction of Liens.  Sellers shall have obtained satisfactory
              ---------------------
releases of the Liens encumbering the Sellers' Assets shown on Disclosure
                                                               ----------
Schedule 3.5.
- ------------

    8.2   Conditions to Obligations of Sellers.  All obligations of
          ------------------------------------
Sellers at the Closing hereunder are subject at Sellers' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

          (a) Representations and Warranties.  All representations and
              ------------------------------
warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and
                     ------------------------
complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date.

                 (c) FCC Consent. The FCC Consent shall have become a Final
                     -----------
Order, subject to the existence of or conditions relating to FCC Construction Permit PBH-951113IC, but otherwise, without the imposition on Sellers of any conditions that need not be complied with by Seller under Section 7.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (d) HSR Act. If applicable, the waiting period (and any
                     -------
extension thereof) under the HSR Act shall have expired and there shall not be outstanding any order of a court restraining the transaction contemplated hereby.

                 (e) Deliveries.  Buyer shall have made or stand willing to make
                     ----------
all the deliveries set forth in Section 9.3.

SECTION 9. CLOSING AND CLOSING DELIVERIES.
           ------------------------------

           9.1   Closing.
                 -------

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on
                     ------------
a date as agreed to by Buyer and Sellers within ten (10) business days following the later to occur of any of the conditions to Buyer's obligation to close set forth in Sections 8.1(c), (d), (e) or (g), but in no event later than the Upset Date referred to in Section 10.1(c).

                 (b) Closing Place. The Closing shall be held at the offices of
                     -------------
Eckert Seamans Cherin & Mellott, One International Place, 18th Floor, Boston, MA 02110, or any other place that is agreed upon by Buyer and Sellers.

          9.2    Deliveries by Sellers.  Prior to or on the Closing Date,
                 ---------------------
Sellers shall deliver to Buyer the following in form and substance reasonably acceptable to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty deeds, bills of sale, certificates of title, assignments and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer, free and clear of all claims, encumbrances and liens other than Permitted Liens.

                 (b) Consents. A copy of the Consents, without conditions
                     --------
materially adverse to Buyer.

                 (c) Resolutions.  Copies of the by-laws of each Seller and the
                     -----------
resolutions adopted by the Boards of Directors and, if required, stockholders, of each Seller, authorizing, and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of each Seller as being true and complete on the Closing Date.

                 (d) Certificate. A certificate, dated as of the Closing Date,
                     -----------
executed by an authorized officer of each Seller, certifying: (i) that Seller has obtained proper corporate authorization, including the consent of stockholders, necessary to the consummation of this Agreement; (ii) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (iii) that Seller has performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

                 (e) Opinion of Counsel.  The opinion of Eckert Seamans Cherin &
                     ------------------
Mellott, counsel to Sellers, and Gardner, Carton & Douglas, special FCC counsel to Sellers, covering those matters customary in transactions of this type.

                 (f) Lien Searches.  Copies of all lien searches conducted by
                     -------------
Sellers and relating to the Assets.

          9.3    Deliveries by Buyer.  Prior to or on the Closing Date, Buyer
                 -------------------
shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

                 (a) Purchase Price.  The Purchase Price as provided in Section
                     --------------
2.3.

                 (b) Assumption Agreement. A duly executed assumption agreement,
                     --------------------
pursuant to which Buyer will assume and undertake to perform Sellers' obligations under the Assumed Contracts arising after the Effective Time, to the extent specified in Section 2.6.

                 (c) Resolutions. Copies of resolutions adopted by Buyer,
                     -----------
authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary or Assistant Secretary as being true and correct on the Closing Date.

                 (d) Certificate. A certificate, dated as of the Closing Date,
                     -----------
executed on behalf of Buyer by an authorized officer of Buyer, certifying: (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (ii) that Buyer has performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date.

                 (e) Opinion of Counsel.  The opinion of Druen, Rath & Dietrich,
                     ------------------
counsel for Buyer, covering those matters customary in transactions of this type.

SECTION 10.  TERMINATION.
             -----------

          10.1   Termination Rights.  This Agreement may be terminated by either
                 ------------------
Buyer or Sellers, if the terminating party is not then in material breach or default, upon written notice to the other party, upon the occurrence of any of the following:

                 (a) Conditions.  If on the Closing Date any of the conditions
                     ----------
precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing by the terminating party.

                 (b) Judgments. If there shall be in effect on the Closing Date
                     ---------
any judgment, decree, or order that would prevent or make unlawful the Closing of this Agreement.

                 (c) Upset Date.  If the Closing Date shall not have occurred on
                     ----------
or before January 31, 1997.

          10.2   Disposition of Escrow Deposit.  The Escrow Deposit shall be
                 -----------------------------
forfeited by Buyer and shall become the property of Sellers in the event the transaction fails to close due to a breach of the representations, warranties or covenants of the Buyer. Otherwise, the Escrow Deposit shall be credited toward the Purchase Price or returned to Buyer in accordance with the terms of this Agreement.

          10.3   Liquidated Damages.  If this Agreement is terminated by Sellers
                 ------------------
due to a breach by Buyer of its representations, warranties, and covenants under this Agreement, then the Escrow Deposit shall be paid to Sellers as liquidated damages, it being agreed that the Escrow Deposit shall constitute full payment for any and all damages suffered by Sellers by reason of Buyer's failure to close this Agreement. Buyer and Sellers agree in advance that Sellers' actual damages if Buyer breaches its obligations hereunder would be difficult to ascertain and that the amount of the Escrow Deposit paid to Sellers is a fair and equitable amount to reimburse Sellers for damages sustained from the termination of this Agreement for the reason stated in the first sentence of this Section 10.3.

          10.4   Specific Performance.  The parties recognize that if Sellers
                 --------------------
refuse to Close as and when required under the provisions of this Agreement, monetary damages will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to a right to collect money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law.

          10.5   Opportunity to Cure.  Neither party shall have the right to
                 -------------------
terminate this Agreement as a result of the other party's default unless the terminating party shall have given the defaulting party written notice specifying in reasonable detail the nature of the default and shall have afforded the defaulting party thirty (30) days to cure the default.

SECTION 11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
             ----------------------------------------------
             INDEMNIFICATION.
             ----------------

             11.1   Representations and Warranties.  Except as otherwise
                    ------------------------------
specifically set forth herein, all representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months.

             11.2   Indemnification by Sellers.  From and after the Closing,
                    --------------------------
each Seller hereby agrees, subject to Section 11.4, to indemnify and hold Buyer and its officers, directors, shareholders and affiliates harmless against and with respect to, and shall reimburse Buyer for:

                    (a) Breach. Any and all losses, liabilities, claims,
                        ------
actions or damages or expenses resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers contained herein or in any certificate, document, or instrument delivered to Buyer hereunder.

                    (b) Obligations. Any and all obligations of Sellers not
                        -----------
assumed by Buyer pursuant to the terms of this Agreement, including any and all liabilities arising at any time under any Contract not included in the Assumed Contracts subject to the condition that Buyer shall have given Sellers prompt written notice of, and an opportunity to defend, any and all such asserted liabilities.

                    (c) Ownership. Any and all losses, liabilities, or damages
                        ---------
resulting from the operation or ownership of the Stations prior to the Effective Time, including any and all liabilities arising under the Licenses or the Contracts which relate to events occurring prior to the Effective Time subject to the condition that Buyer shall have given Sellers prompt written notice of, and an opportunity to defend, any and all such asserted liabilities.

                    (d) Legal Matters. Any and all actions, suits, proceedings,
                        -------------
claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          11.3  Indemnification by Buyer.  Notwithstanding the Closing, Buyer
                ------------------------
hereby agrees to indemnify and hold Sellers and their officers, directors, shareholders and affiliates harmless against and with respect to, and shall reimburse Sellers for:

                (a) Breach. Any and all losses, liabilities, claims, actions or
                    ------
damages and expenses resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to Sellers hereunder.

                (b) Ownership. Any and all losses, liabilities, or damages
                    ---------
resulting from the operation or ownership of the Stations on and after the Effective Time, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Effective Time.

                (c) Legal Matters. Any and all actions, suits, proceedings,
                    -------------
claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

           11.4  Procedure for Indemnification. The procedure for
                 -----------------------------
indemnification shall be as follows:

                 (a) Notice. The Claimant shall promptly (but in any event
                     ------
within fifteen (15) business days) give notice to the Indemnitor of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim.

                 (b) Investigation. With respect to claims between the parties,
                     -------------
following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) business days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within said 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

                 (c) Control. With respect to any claim by a third party as to
                     -------
which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the Claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim within fifteen
(15) business days of notice under Section 11.4(a), the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim within fifteen (15) business days of notice under Section 11.4(a), it shall be bound by the results obtained by the Claimant with respect to the claim.

                 (d) Immediate Action. If a claim, whether between the parties
                     ----------------
or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) Limitations on Indemnification.
                     ------------------------------

                      (i) Any indemnity payment hereunder shall be limited to the extent of the actual loss or damage suffered by the Claimant and shall be reduced by the amount of any recovery by the Claimant from any third party, including any insurer, and by the amount of any tax benefits received.

                      (ii) No party shall be entitled to indemnification hereunder except to the extent that the total amount of its claims for indemnification exceeds Fifty Thousand Dollars ($50,000). In the event the total amount of bona fide claims for indemnification exceeds Fifty Thousand Dollars ($50,000), all such claims shall be covered under the provisions of Section 1.1, provided, however, that in no event shall the aggregate amount for which any party is liable hereunder exceed One Hundred Thousand Dollars ($100,000). No party shall be entitled to indemnification hereunder for any claim arising from the breach by the other party of its representations and warranties which is not asserted against the Indemnitor within twelve (12) months after the Closing Date.

                      (iii) The limitations in Section 11.4(e)(ii) shall not apply to any claim for indemnification for any liability of the Claimant to any third party, to the adjustments and prorations to be made pursuant to Section 7.3, or to Buyer's obligations with respect to Sellers' Accounts Receivable as set forth in Section 7.6.

SECTION 12.  MISCELLANEOUS.
             -------------

             12.1   Fees and Expenses. Sellers shall pay one-half and Buyer
                    -----------------
shall pay one-half of all HSR Act and FCC filing fees (including any subsequently instituted tax on the assignment of FCC licenses). Sellers shall bear the cost of all other filing fees, transfer taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of or in connection with the transfer of the Assets from Sellers to Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including, without limitation, all fees and expenses of counsel, accountants, agents, and representatives.

             12.2   Notices.  All notices, demands, and requests required or
                    -------
permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received: (i) on the date of personal delivery;
(ii) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested; or
(iii) on the next business day after delivery to a courier service that guarantees delivery on the next business day if the conditions to the courier's guaranty are complied with, in each case addressed as follows:

If to Sellers:         Roy H. Park Broadcasting of Minnesota, Inc.
                       and Roy H. Park Broadcasting of the Lake Country, Inc.
                       1700 Vine Center Office Tower
                       333 West Vine Street
                       Lexington, KY  40507
                       Attn:  Wright M. Thomas, President

with a copy to:        Stephen I. Burr, Esquire
                       Eckert Seamans Cherin & Mellott
                       One International Place, 18th Floor
                       Boston, MA  02110

If to Buyer:           Nationwide Communications Inc.
                       One Nationwide Plaza
                       Columbus, Ohio 43216
                       Attn:  President

with a copy to:        Druen Rath & Dietrich
                       One Nationwide Plaza
                       Columbus, Ohio  43216
                       Attn:  Roger A. Craig, Esq.

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.2.

          12.3   Benefit and Binding Effect.  This Agreement shall be binding
                 --------------------------
upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, however, neither party hereto may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Sellers shall have the absolute right, without consent of Buyer, to assign their rights hereunder to any subsidiaries or affiliates of either or both Sellers or of Park Broadcasting, Inc.

          12.4   Further Assurances.  The parties shall execute any other
                 ------------------
documents that may be necessary or desirable to the implementation and consummation of this Agreement.

          12.5   Governing Law. This Agreement shall be governed, construed, and
                 -------------
enforced in accordance with the laws of the State of Minnesota (without regard to the choice of law provisions thereof).

          12.6   Headings and References.  The headings and table of contents
                 -----------------------
herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement. For purpose of this Agreement, the words "hereof", "herein", "hereby", and other words of similar import refer to this Agreement as a whole, including all Appendices, Annexes and Schedules hereto. Reference herein to Articles, Sections, Appendices, Annexes and Schedules unless otherwise designated, shall be to the relevant Articles, Sections, Appendices, Annexes and Schedules hereof and hereto. All dollar amounts referred to herein are in United States Dollars.

          12.7   Gender and Number.  Words used herein, regardless of the gender
                 -----------------
and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

          12.8   Entire Agreement.  This Agreement, all schedules hereto, and
                 ----------------
all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

          12.9   Counterparts. This Agreement may be signed in two or more
                 ------------
counterparts, with the same effect as if the signature on each counterpart were upon the same instrument.

          12.10  Negotiated Document.  The parties hereto executing below
                 -------------------
acknowledge that the provisions and language of this Agreement have been negotiated, and agree that no provision of this Agreement shall be construed against any party by reason of such party having drafted such provision or this Agreement.

          12.11  Attorneys' Fees.  In the event of dispute between or among the
                 ---------------
parties hereto arising out of or relating to this Agreement or the interpretation or enforcement of this Agreement, or the Escrow Agreement, in addition to any other remedies available at law or in equity, the prevailing party or parties shall have the right to recover the costs of enforcing their rights hereunder or thereunder, including such parties' reasonable attorneys' fees.

          12.12  No Waiver.  Unless other specifically set forth in this
                 ---------
Agreement, neither the acceptance of payments due nor the acceptance of delivery of property hereunder, shall constitute a waiver of any covenant, representation, warranty, agreement, obligation or undertaking of the Sellers or the Buyer, all of which shall survive for the periods contemplated under this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and Sellers as of the date first written above.


                             NATIONWIDE COMMUNICATIONS INC.


                             By:    __________________________________
                             Name:  __________________________________
                             Title: __________________________________


                             ROY H. PARK BROADCASTING
                             OF MINNESOTA, INC.


                             By:    __________________________________
                                    Wright M. Thomas, President


                             By:    __________________________________
                                    Gary B. Knapp, Director


                             By:    __________________________________
                                    Donald R. Tomlin, Jr., Director


                             ROY H. PARK BROADCASTING OF THE
                             LAKE COUNTRY, INC.


                             By:    __________________________________
                                    Wright M. Thomas, President


                             By:    __________________________________
                                    Gary B. Knapp, Director


                             By:    __________________________________
                                    Donald R. Tomlin, Jr., Director